SMITH BARNEY MULTIPLE DISCIPLINE FUNDS
(FORMERLY SMITH BARNEY PREMIER SELECTIONS)

All Cap Growth and Value Fund (formerly All Cap Growth Fund)
Global All Cap Growth and Value Fund (formerly Global Growth Fund) Large Cap Growth and Value Fund (formerly Large Cap Fund)



Sub-Item 77D

Registrant incorporates by reference Registrant's Prospectus dated
 August 28, 2003 as
revised January 21, 2004, filed on January 21, 2004.
(Accession No. 0001193125-04-006883)